Exhibit 99.1

                Mace Reports Financial Results for the
            Three and Nine Months Ended September 30, 2005

    MOUNT LAUREL, N.J.--(BUSINESS WIRE)--Nov. 9, 2005--Mace Security International, Inc. ("Mace" or "the Company") (Nasdaq:MACE), a manufacturer of electronic surveillance, security and personal defense products, and an owner and operator of car and truck wash facilities, today announced results for the three and nine months ended September 30, 2005, including a year to date 80% sales increase in its Security Segment, rising from approximately $10.7 million for the nine months ended September 30, 2004 to approximately $19.3 million for the same period of 2005.
    The Company is pleased with the sales growth and the profitability of its Security Segment. For the nine months ended September 30, 2005, the Security Segment represented approximately 37% of the Company's sales, which is a substantial increase from approximately 26% for the same period of 2004. Mace continues to explore the sale of its car and truck washes with the goal of using the proceeds to fund further expansion of its Security Segment.

    Financial Results - First Nine Months of 2005 compared to First Nine Months of 2004

    Total revenues for the nine months ended September 30, 2005 were $51.7 million compared to $41.9 million for the same period in 2004. The increase in revenues over last year was primarily due to revenues from the Security Segment, which increased from $10.7 million for the first nine months of 2004 to approximately $19.3 million for the first nine months of 2005, an increase of approximately $8.6 million, or 80%. The increase in revenues from the Security Segment was principally due to internal growth in sales to security system installers and a $5.7 million increase in sales generated by two businesses we acquired in July of 2004.
    Revenues from the Car and Truck Wash Segment increased by approximately $1.2 million, or 3.8%, for the first nine months of 2005 compared to the same period in 2004, primarily the result of a 4.3% increase in car wash volume, an improvement in average car wash and detail revenues per car, partially offset by a $353,000 decrease in revenues from the truck washes.
    Gross profit as a percentage of revenues remained constant at approximately 27% for the first nine months of both 2005 and 2004. The gross profit percentages for both 2005 and 2004 were comprised of approximately 29% for the Security Segment and approximately 26% for the Car and Truck Wash Segment.
    Selling, general and administrative ("SG&A") expenses increased by $2.3 million for the first nine months of 2005 over the same period for 2004, primarily due to the expansion of the Security Segment. The increases were in the areas of advertising and marketing, and personnel costs as staff was added to handle planned growth of the Security Segment. Additionally, corporate overhead costs increased approximately $234,000 for the first nine months of 2005 over the same period for 2004, primarily in the areas of insurance, professional fees, and compensation costs. Also, during the quarter ended September 30, 2005, the Company recorded a non-cash asset impairment charge in the amount of $966,000 related to its truck wash operation.
    Operating income for the first nine months of 2005 was approximately $246,000 as compared to $1.1 million for the first nine months of 2004. The decrease was principally the result of the aforementioned increase in SG&A expenses and the asset impairment charge, partially offset by increased revenues and gross profit from both the Security and Car and Truck Wash Segments. The income tax benefit for the nine months ended September 30, 2005 was reduced by a $182,000 write-off of certain state deferred tax assets related to the truck washes based on management's belief that the benefit from the underlying net operating loss carryforwards will unlikely be realized. As a result of the above, the net loss was $678,000, or $(0.04) per share, for the first nine months of 2005 as compared to a loss of $26,000, or $0.00 per share, for the first nine months of 2004.

    Financial Results - Third Quarter of 2005 compared to Third
Quarter of 2004

    Total revenues for the three months ended September 30, 2005 were $16.1 million compared to $16.6 million for the same period in 2004. The decrease in revenues over last year was primarily due to revenues from the Security Segment, which decreased from approximately $6.86 million for the third quarter of 2004 to $5.74 million for the third quarter of 2005, a decrease of approximately $1.12 million, or 16%. Partially offsetting the decrease was a $560,000 increase in revenues from the Car and Truck Wash Segment. The decrease in revenues from the Security Segment was principally due to a decrease in sales of advanced imaging components and video equipment, sales to retail distributors and sales within our consumer-based call center. This decrease in sales was partially offset by growth in sales of our professional line of electronic surveillance equipment to dealers and installers and growth in sales of our less-than-lethal defense spray products.
    Revenues from the Car and Truck Wash Segment increased by $560,000, or 5.7%, for the third quarter of 2005 compared to the same period in 2004, primarily the result of a 4.4% increase in car wash volumes, an improvement in average car wash and detail revenues per car, partially offset by a decrease in truck wash revenues of $128,000 from the third quarter of 2004 to the same quarter of 2005.
    Gross profit as a percentage of revenues was approximately 25% for the third quarters of both 2005 and 2004. The gross profit percentage for 2005 was 30% for the Security Segment and 22% for the Car and Truck Wash Segment, while the 2004 percentage was 25% for the Security Segment and 25% for the Car and Truck Wash Segment. The increase in gross profit percentage in the Security Segment was primarily the result of a decrease in sales of advanced imaging components and video equipment and a decrease in sales to retail distributors both of which have gross profit margins typically lower than other security products, combined with an improvement in gross profit margins related to sales of electronic surveillance products to installers and dealers. The decrease in the Car and Truck Wash Segment gross profit percentage was primarily due to an increase in certain direct operating expenses, including an increase in labor costs as a percentage of revenues.
    SG&A expenses were approximately $3.6 million for the third quarters of 2005 and 2004. Also, during the quarter ended September 30, 2005, the Company recorded a non-cash asset impairment charge in the amount of $966,000 related to its truck wash operation.
    Operating loss for the third quarter of 2005 was $1.1 million as compared to a loss of $2,000 for the third quarter of 2004. The increased loss was principally the result of the $966,000 asset impairment charge and the lower gross profit margin in the Car and Truck Wash Segment. The income tax benefit for the three months ended September 30, 2005 was reduced by a $182,000 write-off of certain state deferred tax assets related to the truck washes based on management's belief that the benefit from the underlying net operating loss carryforwards will unlikely be realized. As a result of the above, the net loss was $1.1 million, or $(0.07) per share, for the third quarter of 2005 compared to a loss of $229,000, or $(0.02) per share, for the same period of 2004.
    The Company's net book value was $65.9 million, or $4.32 per share, at September 30, 2005. In addition, Mace had $99.7 million in total assets, including $12.9 million of cash and short-term investments, at September 30, 2005.

    Mace Security International, Inc. is a manufacturer of electronic surveillance, security and personal defense products, and an owner and operator of car and truck wash facilities. Additional information about Mace is available at www.mace.com.

    Certain statements and information included in this press release constitute "forward-looking statements'' within the meaning of the Federal Private Securities Litigation Reform Act of 1995. When used in this press release, the words or phrases "will likely result'', "are expected to'', "will continue'', "is anticipated'', "estimate'', "projected'', "intend to'' or similar expressions are intended to identify "forward-looking statements'' within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks, known and unknown, and uncertainties, including but not limited to economic conditions, dependence on management, dilution to shareholders, limited capital resources, the effects of weather on the demand for car care services, the effects of rapid growth on the Company and the ability of management to effectively respond to that growth, our ability to achieve operating synergies, our ability to compete against established competitors, regulatory matters, the effects of competition, and our ability to obtain additional financing. Such factors could materially adversely affect the Company's financial performance and could cause the Company's actual results for future periods to differ materially from any opinions or statements expressed within this press release. Additional discussion of factors that could cause actual results to differ materially from management's projections, forecasts, estimates and expectations are contained in the Company's SEC filings, including its S-3 registration statements, Form 10-K for the year ended December 31, 2004, and Form 10-Q for the quarters ended September 30, 2005, June 30, 2005 and March 31, 2005. This press release should be read in conjunction with the financial statements and notes contained in the Company's annual report on Form 10-K and the Company's quarterly reports on Form 10-Q.



                  Mace Security International, Inc.
                Consolidated Statements of Operations
        (In thousands, except share and per share information)
                             (Unaudited)

                                                 Three Months Ended
                                                    September 30,
                                               -----------------------
                                                  2005        2004
                                               -----------------------
Revenues
   Car and truck wash and detailing services   $    8,138  $    7,898
   Lube and other automotive services                 853         894
   Fuel and merchandise sales                       1,358         997
   Security sales                                   5,737       6,858
                                               ----------- -----------
                                                   16,086      16,647
Cost of revenues
   Car and truck wash and detailing services        6,231       5,786
   Lube and other automotive services                 652         677
   Fuel and merchandise sales                       1,189         875
   Security sales                                   4,010       5,152
                                               ----------- -----------
                                                   12,082      12,490

Selling, general and administrative expenses        3,589       3,620
Depreciation and amortization                         590         539
Asset impairment charge                               966           -
                                               ----------- -----------

Operating loss                                     (1,141)         (2)

Interest expense, net                                (441)       (447)
Other income                                          104          91
                                               ----------- -----------
Loss before income taxes                           (1,478)       (358)

Income tax benefit                                   (350)       (129)
                                               ----------- -----------

Net loss                                       $   (1,128) $     (229)
                                               =========== ===========

Per share of common stock (basic and diluted):
Net loss                                       $    (0.07) $    (0.02)
                                               =========== ===========

Weighted average shares outstanding
   Basic                                       15,271,450  14,213,656
   Diluted                                     15,271,450  14,213,656




                  Mace Security International, Inc.
                Consolidated Statements of Operations
        (In thousands, except share and per share information)
                             (Unaudited)

                                                 Nine Months Ended
                                                    September 30,
                                               -----------------------
                                                  2005        2004
                                               -----------------------
Revenues
   Car and truck wash and detailing services   $   26,238  $   25,374
   Lube and other automotive services               2,517       2,719
   Fuel and merchandise sales                       3,606       3,098
   Security sales                                  19,348      10,737
                                               ----------- -----------
                                                   51,709      41,928
Cost of revenues
   Car and truck wash and detailing services       19,000      18,199
   Lube and other automotive services               1,943       2,084
   Fuel and merchandise sales                       3,137       2,701
   Security sales                                  13,667       7,650
                                               ----------- -----------
                                                   37,747      30,634

Selling, general and administrative expenses       10,971       8,628
Depreciation and amortization                       1,779       1,533
Asset impairment charge                               966           -
                                               ----------- -----------

Operating income                                      246       1,133

Interest expense, net                              (1,335)     (1,376)
Other income                                          315         202
                                               ----------- -----------
Loss before income taxes                             (774)        (41)

Income tax benefit                                    (96)        (15)
                                               ----------- -----------

Net loss                                       $     (678) $      (26)
                                               =========== ===========

Per share of common stock (basic and diluted):
Net loss                                       $    (0.04)     $(0.00)
                                               =========== ===========

Weighted average shares outstanding
   Basic                                       15,271,239  13,386,621
   Diluted                                     15,271,239  13,386,621



    CONTACT: Mace Security International, Inc., Mount Laurel
             Eduardo Nieves, Jr., 954-585-6223
             www.mace.com